Exhibit 99.2

Selected Sections of the Proxy Statement on Schedule 14A of Sunstone Hotel

Investors, Inc. filed with the Securities and Exchange Commission on

March 26, 2007

Excerpt from “Proposal 1: Election of Directors”

Mr. Alter served as our Chief Executive Officer from our formation on October 26, 2004 through March 19, 2007 when he became our Executive Chairman. Prior to our formation, Mr. Alter served from November 1999 through our initial public offering in 2004 as Chief Executive Officer of one of our predecessor companies formed in 1985, which became a public company in August 1995. The public company, Sunstone Hotel Investors, Inc., commenced doing business in August 1995 upon its initial public offering. In November 1999, Mr. Alter participated in a management-led buyout to take that company private. He has been an owner of hotels since 1976 and is a past president of the Holiday Inn Franchise Association and a member of the Marriott Franchise board. Mr. Alter holds a B.S. degree in Hotel Administration from Cornell University.

Excerpt from “Certain Relationships and Related Transactions”

Other Properties

The Company’s executive officers also own interests in other hotels that are not included in the Company’s historical financial information. For example, Messrs. Alter, Kline and Stougaard own a minority interest in the entity that owns the 186 room Residence Inn by Marriott, Beverly Hills, California, the remainder of which is owned by unaffiliated third parties.

Transactions with Others

We purchase telecommunications equipment from Gemini Telemanagement Systems, or GTS, a telecommunications equipment provider based in Redwood City, California. Robert A. Alter’s brother, Richard Alter, is the majority stockholder in GTS, and Robert A. Alter is a 5.2% stockholder in GTS. We paid GTS $253,000 in 2006, $393,000 in 2005, and $747,000 in 2004 for equipment provided in the ordinary course of business on arm’s-length terms.